Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: May 2008

1)	Beginning of the Month Principal Receivables:	$45,901,847,644.74
2)	Beginning of the Month Finance Charge Receivables:	$908,134,878.36
3)	Beginning of the Month AMF Receivables:	$56,126,624.66
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$46,866,109,698.92

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$787,859,551.72
11)	Additional Finance Charge Receivables:	$2,832,322.41
12)	Additional AMF Receivables	$48,796.42
13)	Additional Total Receivables:	$790,740,670.55

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$46,404,826,302.43
16)	End of the Month Finance Charge Receivables:	$869,043,008.46
17)	End of the Month AMF Receivables	$55,951,981.80
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$47,329,821,292.69

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$39,873,234,325.97

22)	End of the Month Seller Percentage	14.08%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: May 2008

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	287,428	$524,597,876.02
	3)	60 - 89 days delinquent	206,506	$415,364,586.56
	4)	90+ days delinquent	478,754	$1,064,839,590.90

	5)	Total 30+ days delinquent	972,688	$2,004,802,053.48

	6)	Delinquencies 30+ Days as a Percent of End of the Month Total Receivables		4.24%

7)	Defaulted Accounts during the Month		169,655	$292,788,273.55

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.53%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: May 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$9,423,514,453.28	19.77%

2)	Collections of Principal Receivables and Principal Payment Rate		$8,563,838,219.70	18 .34%

	3)	Prior Month Billed Finance Charges and Fees	$598,060,136.10
	4)	Amortized AMF Income	$29,600,063.09
	5)	Interchange Collected	$147,148,493.09
	6)	Recoveries of Charged Off Accounts	$87,052,708.96
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$861,861,401.24	22.15%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: May 2008

1)	Beginning Unamortized AMF Balance			$155,300,467.26
	2)	+ AMF Slug	$133,110.11
	3)	+ AMF Collections	$27,414,895.43
	4)	- Amortized AMF Income	$29,600,063.09
5)	Ending Unamortized AMF Balance			$153,248,409.71

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables